Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378
	Mike Schuh	(425) 951-1428

SONOSITE REPORTS 2006 REVENUE TOPS $171 MILLION
Conference call today on Q4 and 2006 Results at 1:30 PT/4:30 ET

BOTHELL, WA -- February 15, 2007 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced financial results for the fourth quarter and year ended December 31, 2006.

As the company previously announced on January 8, 2007, worldwide revenue in the fourth quarter of 2006 grew 20% to $54.4 million compared with $45.2 million in the fourth quarter of 2005.  For the full year of 2006, worldwide revenue grew 16% to $171.1 million compared with $147.5 million for 2005.

SonoSite reported net income of $5.8 million or $0.34 per diluted share for the fourth quarter of 2006 compared with net income of $5.3 million or $0.32 per diluted share in the fourth quarter of 2005.  For the full year of 2006, SonoSite reported net income of $7.2 million or $0.43 per diluted share compared with net income of $5.4 million or $0.34 per diluted share in the comparable period of the prior year. Results for both the fourth quarter and full year of 2006 were impacted by an increase in stock-based compensation expense of $1.4 million for the quarter and $6.9 million for the year.  This impact was partially offset by a lower tax rate resulting from a benefit in the fourth quarter attributable to the reversal of the valuation allowance for international deferred tax assets.

"The year ended on a strong note with achievement of our highest revenue quarter ever led by the continuing market success of the MicroMaxx (R) system," said Kevin M. Goodwin, SonoSite President and CEO.  "Market demand for hand-carried ultrasound continues to be strong and we were able to attain a healthy growth rate in 2006 even as we transitioned our US sales force to a dual channel structure. We delivered a solid increase in pre-tax income excluding stock-based compensation, as well as increased cash flow for the year. However, as previously stated, we did not meet our full year financial objectives and we are taking several steps to improve our performance in 2007. These include increasing investment in product development while streamlining our administrative cost structure, simultaneous with expanding sales force capacity, which will enable us to grow more efficiently and profitably. Our objective is to increase revenue and income for the year while reducing total operating expenses as a percent of revenue."

During the fourth quarter of 2006, total US revenue grew 5% to $28.0 million and accounted for 51% of total revenue. The fourth quarter of 2005 included $2 million in project orders, which impacted the 2006 growth comparison. International revenue in the fourth quarter grew 41% to $26.4 million and reflected broad-based momentum across many key markets.

For the year, US revenue grew 12.5% and accounted for 52% of total year revenue compared to 54% in the prior year. International revenue grew 20% for the year. Changes in foreign currency rates increased the revenue growth rate by approximately 2% in the fourth quarter and had no effect for the year.

Gross margin in the fourth quarter of 2006 was 70.3% due to a higher mix of international revenue. For the full year of 2006, gross margin was 71.0% reflecting a higher mix of the company's flagship product, the MicroMaxx system.

"In addition to stock-based compensation, operating expenses in the fourth quarter were higher due to the acceleration of product development projects, higher international selling expenses and one-time severance costs for the reduction of corporate overhead," Mr. Goodwin said. "We view these expenses as strategic investments aimed at more rapidly and efficiently exploiting our growth opportunities."

Including stock-based compensation expense, operating expenses grew 28% in the quarter to $33.4 million compared with $26.0 million in the fourth quarter of 2005, and 21% for the full year of 2006 to $117.6 million. Stock-based compensation included in operating expenses for the fourth quarter of 2006 was $1.6 million compared to $0.2 million in the prior year and  $7.3 million for the full year of 2006 compared to $0.4 million in 2005.

  The company had an effective tax rate of 1% for the quarter and 7% for the year. The low tax rate is due to a non-cash tax benefit from the reversal of the valuation allowance on international net-operating loss tax carryforwards. During the quarter the company determined it would more likely than not realize deferred tax assets resulting from historical international operating losses.

As of December 31, 2006, cash, cash equivalents and investments totaled $87.1 million, an increase of $16.3 million from prior year-end.

Company Outlook for 2007

"We look forward to building on the progress and momentum we established in our US and international businesses in 2007," said Mr. Goodwin.   "The company's 2007 outlook is based on executing the following initiatives:

•	substantial increase in global sales capacity;
•	increased customer focused support and education;
•	delivery of a stream of new products; and
•	increased SG&A leverage as a percent of sales."

Mr. Goodwin continued,  "We expect to see increased revenue from accelerated product development programs and product releases beginning in the second quarter, continuing into the year's second half and on into 2008. Investors should bear in mind that SonoSite is still moving through the build-out of our global sales force capacity and that we look for our top and bottom line results to build as the year progresses."

The company continues to target a revenue growth rate of 15–18% for 2007.  Management expects that quarterly revenue will follow its historical seasonal patterns with the year's lowest revenue occurring in the first quarter, usually about 20% of total year revenue, and as much as one-third of the year's total revenue occurring in the fourth quarter. Gross margin is expected to be level with 2006 at approximately 71%.

The company is targeting total operating expenses to be approximately 67% of revenue, with R&D at 14% and SG&A at 53% of revenue. Included in these expenses, stock-based compensation is expected to range from $8.5 – 9.0 million. R&D spending is expected to be approximately level from quarter to quarter in 2007. Total operating expenses are expected to be approximately the same in dollars for the first three quarters of 2007 with a sequential uptick in the fourth quarter reflecting the quarter's seasonally higher sales volume. Other income is expected to range from $4.0 - 4.5 million.  The company's tax rate is expected to be approximately 36% for the year and diluted shares outstanding is expected to be 17.3 million.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "For Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 15, 2007, 4:30 pm (PT) until March 1, 2007, midnight (PT) by dialing toll-free (888) 203-1112 or (719) 457-0820.  The confirmation code -  4198625  - is required to access the replay.  The call will be also archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by eight subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 500 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution  partners and other sales channels such as the physician office sales force to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue	$54,353	$45,202	$171,083	$147,491
Cost of revenue	16,140	12,868	49,673	43,652

Gross margin	38,213	32,334	121,410	103,839
Gross margin percentage	70.3%	71.5%	71.0%	70.4%

Operating expenses:
Research and development	6,126	4,178	20,183	15,195
Sales and marketing	22,746	17,813	81,631	68,090
General and administrative	4,491	4,006	15,760	13,662

Total operating expenses	33,363	25,997	117,574	96,947

Other income, net	1,060	604	3,977	956

Income before income taxes	5,910	6,941	7,813	7,848

Income tax provision	85	1,624	582	2,412

Net income	$5,825	$5,317	$7,231	$5,436

Net income per share:
Basic	$0.35	$0.34	$0.44	$0.35

Diluted	$0.34	$0.32	$0.43	$0.34

Weighted average common and potential
common shares outstanding:
Basic	16,409	15,810	16,274	15,549

Diluted	16,918	16,397	16,857	16,175

Additional disclosure:

Stock-based compensation included in
operating expenses is as follows:
Research and development	$300	$5	$1,550	$9
Sales and marketing	626	205	2,785	360
General and administrative	663	17	2,993	30

	$1,589	$227	$7,328	$399

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31, 2006	December 31, 2005

Cash and cash equivalents	$45,673	$26,809
Short-term investment securities	38,428	25,426
Accounts receivable, net	53,405	42,414
Inventories	23,020	20,735
Deferred income taxes	10,268	6,822
Prepaid expenses and other current assets	2,776	2,345

Total current assets	173,570	124,551

Property and equipment, net	10,185	7,388
Investment securities, net of current	3,014	18,569
Deferred income taxes	19,190	19,137
Goodwill	2,459	1,751
Other assets	3,092	3,152

Total assets	$211,510	$174,548

Accounts payable	$6,450	$4,148
Accrued expenses	15,459	12,467
Deferred revenue	3,253	2,937

Total current liabilities	25,162	19,552

Deferred rent	1,121	290
Warranty liability, net of current	1,541	507
Deferred revenue, net of current	2,344	2,157
Other non current liabilities	311	--

Total liabilities	30,479	22,506

Shareholders' equity:
Common stock and additional paid-in capital	231,551	212,868
Deferred stock compensation	--	(2,671)
Accumulated deficit	(51,777)	(59,008)
Accumulated other comprehensive income	1,257	853

Total shareholders' equity	181,031	152,042

Total liabilities and shareholders' equity	$211,510	$174,548